                                                                    EXHIBIT 10.6

                           TAX ALLOCATION AGREEMENT


     THIS TAX ALLOCATION AGREEMENT ("Agreement") is entered into as of April 4, 1996, by and between A Technology, Inc., a corporation organized under the laws of the State of Delaware ("STI"), and A Software, Inc., a corporation organized under the laws of the State of Delaware ("SSI").

     WHEREAS, pursuant to the Restructuring and Contribution Agreement entered into as of April 4, 1996, SSI currently is a more than 80 percent owned subsidiary of STI;

     WHEREAS, SSI has consented to file a consolidated federal income tax return with STI;

     WHEREAS, at some time in the future SSI may cease to be qualified to file a consolidated federal income tax return with STI; and,

     WHEREAS, STI and SSI desire to set forth their respective rights and responsibilities arising as a result of the inclusion of SSI and its subsidiaries in the consolidated federal income tax return of STI, including rights and responsibilities related thereto in the event SSI is no longer eligible to be included in the consolidated federal income tax return of STI;

     NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereby agree as follows:

     1.   Definitions.
          -----------

          (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

          Affiliated Group shall have the meaning set forth in section 1504 (a)
          ----------------
          (1) of the Code and shall be determined without regard to section 1504
          (b).

          Applicable Interest Rate means the interest rate, as adjusted from
          ------------------------
          time to time, payable on underpayments of tax as determined under
          Section 6621 of the Code.

          STI Group means STI and all corporations that are included in any
          ---------
          Affiliated Group of which STI is a member corporation.

          STI Group Accountants means the firm of certified public accountants
          ---------------------
          that regularly audits the financial statements of the STI Group.

          STI Group Estimated Federal Income Tax Liability means the
          ------------------------------------------------
          consolidated estimated federal income tax liability of the STI Group for any period, computed in accordance with the Code and the Regulations.

          STI Group Federal Tax Liability means the consolidated federal income
          -------------------------------
          tax liability, determined as of the end of the taxable year, of the STI Group, computed in accordance with the Code and Regulations, for any taxable year in respect of which the STI Group files a consolidated federal income tax return.

          STI Member means STI or any other corporation that is a member of the
          ----------
          STI Group.

          STI Member Tax Liability means the federal income tax liability,
          ------------------------
          determined as of the end of the taxable year, that the STI Member would have incurred with respect to its separate taxable income (as defined by Section 1.1502-12 of the Regulations) for any taxable year, computed in accordance with the Code and Regulations.

          Code means the internal Revenue Code of 1986, as amended through the
          ----
          date thereof and the same may be further amended hereafter;

          Combined Tax means any tax (however denominated) imposed by any
          ------------
          foreign taxing authority or by any State, or local government or taxing authority in the United States on, based on, or measured by, the net income of any member of the SSI Group where the amount of such tax is determined, in whole or in part, by reference to all or any part of the net income or loss of any member of the Separate STI Group.

          Common Parent shall have the meaning set forth in Section 1504 (a) (1)
          -------------
          of the Code.

          Credits means any credits against federal income tax liability,
          -------
          exclusive of payments, allowed by any provision of the Code.

          Deconsolidation Date means the date on which SSI and the SSI
          --------------------
          Subsidiaries cease to be members of the STI Group. If the Deconsolidation Date shall occur, then, notwithstanding any other provision of this Agreement, the period ending with the close of business on the Deconsolidation Date shall be considered a separate taxable year for purposes of this Agreement, whether or not such a taxable year actually exists under applicable law.

          Estimated Tax Due Date means each date on which either the STI Group
          ----------------------
          or the SSI Group is required (or but for the application of Losses and/or

          Credits, would be required) to make a payment of estimated tax pursuant to Section 6655 of the Code.

          Federal Income Tax Due Date means the fifteenth day of the third month
          ---------------------------
          following the end of a taxable year.

          Federal Income Tax Return Due Date means each date, determined with
          ----------------------------------
          regard to extensions, on which either the STI Group or the SSI Group is required under the Code to file a federal income tax return or, if earlier, the date on which such return is actually filed.

          Losses means net operating losses determined under Section 172 of the
          ------
          Code and net capital losses determined under Section 1222 of the Code.

          SSI Group means SSI and all other corporations that would be members
          ---------
          of the Affiliated Group, the Common Parent of which would be SSI, if SSI were not a member of the STI Group. Such term also includes Seagate Software Information Management Group, Inc. (formerly Crystal Computer Services, Inc.)

          SSI Group Accountants means the firm of certified public accountants
          ---------------------
          that regularly audits the financial statements of the SSI Group following the Public Offering.

          SSI Member means SSI or any other corporation that is a member of SSI
          ----------
          Group.

          SSI Member Book Tax Liability means the federal income tax liability,
          -----------------------------
          determined as of the end of the taxable year, that the SSI Member would have incurred for any taxable year with respect to its book income before taxes computed in accordance with generally accepted accounting practices consistently applied (but otherwise computed in accordance with the Code and Regulations and assuming that the SSI Member was subject to the maximum marginal federal corporate income tax rate).

          SSI Member Estimated Federal Income Tax Liability means the estimated
          -------------------------------------------------
          federal income tax liability that the SSI Member would have incurred with respect to its separate taxable income (as defined by Section 1.1502-12 of the Regulations) for any period, computed in accordance with the Code and the Regulations (but assuming all income of the member was subject to the maximum marginal federal corporate income tax rate and that the member constitutes a "large corporation" for purposes of Section 6655(g) (2) of the Code).

          SSI Member Tax Liability means the federal income tax liability,
          ------------------------
          determined as of the end of the taxable year, that the SSI Member would have incurred with respect to its separate taxable income (as defined by Section 1.1502-12 of the Regulations) for any taxable year, computed in accordance with the Code and Regulations (but assuming all income of the SSI Member was subject to the maximum marginal federal corporate income tax rate).

          SSI Subsidiary means any corporation, other than SSI, that would be a
          --------------
          member of the SSI Group.

          Regulations means the Treasury Regulations promulgated pursuant to the
          -----------
          Code from time to time, including any amendments thereto.

          Separate STI Group means the STI Group exclusive of the SSI Group.
          ------------------

          (b) Unless otherwise indicated, the terms and concepts used in this Agreement shall be given the same definitions and meanings as are ascribed to them by the Code and Regulations. Unless otherwise indicated, all references herein to a particular section of the Code or Regulations shall include any successor provision, whether or not designated by a different or additional section reference.

     2.   Agreement to File Consolidated Federal Income Tax Returns,  Etc.
          ----------------------------------------------------------------

          (a) Agreement to File. SSI hereby consents, for itself and for all SSI
              -----------------
Subsidiaries not described in Section 1504 (b) that are now or hereafter A in the SSI Group, to be included in the filing of a consolidated federal income tax return with STI and other members of the STI Group for all periods for which SSI and any SSI Subsidiaries are members of the STI Group.

          (b) Agreement to Cooperate.  Each SSI Member shall cooperate in filing
              ----------------------
any return or consent that is contemplated by the provisions of this Agreement and shall take such actions as STI may reasonably request in connection therewith and in connection with the prosecution of any refund claim or defense or settlement of any proposed deficiency with respect to any taxable year in which any SSI Member has joined in the consolidated federal income tax return of the STI Group. Without limiting the foregoing, each SSI Member will (i) furnish to STI all relevant information that STI may reasonably require in order to prepare consolidated federal income tax returns of the STI Group and (ii) deliver to STI all consents, directors' resolutions and other documentation that STI may reasonably require to evidence the STI Group's authority to file consolidated federal income tax returns as contemplated in this Agreement. Subject to the provisions of this Agreement and except as otherwise provided herein, STI shall make all payments and be entitled to all refunds of federal income tax and estimated federal income tax on behalf of any and all members of the STI Group.

          (c) Agreement to Pay Taxes.  Provided that each SSI Member has paid to
              ----------------------
STI all amounts that they are obligated to pay under this Agreement, STI hereby agrees that it shall be responsible for, and shall hold each SSI Member harmless from, all and any part of the federal income tax liability of STI and any member of the STI Group.

          (d) Conduct of Operations.  Nothing contained in this Agreement shall
              ---------------------
obligate either STI, any member of the Separate STI Group, SSI, or any member of the SSI Group to conduct its business or affairs in a manner that maximizes the payments to, or minimizes the payments from, SSI or STI, as the case may be.

          (e) Decisions as to Tax Policy.  Notwithstanding any other provision
              --------------------------
of this Agreement, STI, in its sole and absolute discretion, shall make all final decisions with respect to all tax policy matters (including, as examples and not by way of limitation, decisions with respect to accounting methods, the recognition, characterization, timing, and reporting of items of income, losses, deductions, and credits, and appropriate disclosures on returns) relating to or affecting the STI Group, including SSI Members for all periods during which those entities are members of the STI Group.

     3.   Certain Payments Required Under this Agreement.
          ----------------------------------------------

          (a) Estimated Tax Payments.  Not less than five (5) days prior to the
              ----------------------
Estimated Tax Due Date for any taxable quarter for which the SSI Group is includable in the STI Group, SSI shall submit to STI a calculation of the SSI Member Estimated Federal Income Tax Liability, if any, for each SSI Member for such taxable quarter, together with the amount of Losses for that quarter, if any, of each SSI Member and such other information as STI may reasonably request in order to verify the taxable income, deductions, Losses and Credits of each SSI Member. On the Estimated Tax Due Date, (i) SSI shall pay to STI an amount equal to the sum of the SSI Member Estimated Federal Income Tax Liability of each SSI Member, and (ii) Subject to Section 3 (d) STI shall pay to SSI an amount equal to the sum of the Losses, if any, of each SSI Member for the quarter times the Section 11 (b) tax rate expected for the current tax year.
Any amount required under this Section 3 (a)   to be paid on an Estimated Tax
Due Date and not paid on such Date shall bear interest from such Date through the date of payment at the Applicable Interest Rate. In determining their respective Estimated Federal Income Tax Liabilities for purposes hereof, the parties shall determine the smallest amount of estimated tax that reasonably could be paid on the applicable Estimated Tax Due Date without the Member for which the computation is being made incurring a penalty pursuant to Section 6655 of the Code by reason of an underpayment of estimated tax.

          (b) Amounts Payable by SSI to STI Following Close of Taxable Year.
              -------------------------------------------------------------
Except as provided in the next sentence, SSI, for any taxable year in which any SSI Member is includable in the STI Group (either for the entirety or for any portion of such year) shall pay to STI an amount equal to the sum of (i) the excess of the SSI Member Tax Liability, if any, for each SSI Member for such taxable year over the payments, if any, previously made by SSI to STI with respect to such SSI Member pursuant to Section

3 (a) above with respect to such taxable year, and (ii) the amounts, if any, by which payments previously made by STI pursuant to Section 3 (a) above with respect to such taxable year exceed the aggregate of the reductions of the STI Member Tax Liability of each STI Member for such year resulting from the use of Losses or Credits of any SSI Member.

          (c) Amount Payable by STI to SSI Following Close of Taxable Year.
              ------------------------------------------------------------
For any taxable year in which any SSI Member is includable in the STI Group (either for the entirety or for any portion of such year), or for any other taxable year of the STI Group in which Losses or Credits of the SSI Group are applied to reduce the federal income tax liability of any STI Member, STI shall pay to SSI an amount equal to the sum of (i) the excess of the amount, if any, by which the reduction in the STI Member Tax Liability of each STI Member for such taxable year resulting from the use of Losses or Credits of any SSI Member exceeds the payments, if any, previously made by STI with respect to each SSI Member pursuant to Section 3 (a) above with respect to such taxable year, and
(ii) the excess of the payments, if any, previously made by SSI pursuant to
Section 3 (a) above with respect to such taxable year over the Separate SSI Member Tax Liabilities for each SSI Member for such year. Any payment required pursuant to this Section 3(c) shall be made at the time specified in Section 3(e) below.

          (d) Amounts Payable for Group Losses and Credits and Carryforwards.
              --------------------------------------------------------------

              (1) Amounts Payable by STI to SSI Attributable to SSI Group Losses
                  --------------------------------------------------------------
and Credits and Carryforwards. Notwithstanding anything to the contrary
------------------------------
contained in this Agreement, no payment from STI shall be required to be made to SSI with respect to SSI Member Losses or Credits unless and solely to the extent that such Losses and Credits of the SSI Member are applied by an STI Member in such year or in any subsequent year (e.g., as part of a consolidated net
                                     ---
operating loss carryforward) with the result that the STI Member Tax Liability of any STI Member for such year is reduced.

              (2) Amounts Payable by SSI to STI Attributable to STI Group Losses
                  --------------------------------------------------------------
and Credits and Carryforwards. Notwithstanding anything to the contrary
------------------------------
contained in this Agreement, no payment from SSI shall be required to be made to STI with respect to Losses or Credits of an STI Member (excluding for this purpose any SSI Member) unless and solely to the extent that such Losses or Credits are applied by an SSI Member in such year or in any subsequent year (e.g., as part of a consolidated net operating loss carryforward) with the
 ---
result that the SSI Member Tax Liability of any SSI Member for such year is reduced.

          (e) Procedures Governing Computation of Amount Payable Following Close
              ------------------------------------------------------------------
of Taxable Year.  Not later than one hundred eighty (180) days following the
---------------
close of each taxable year for which SSI may be required to make or be entitled to receive payments under this section 3, SSI shall provide to STI such information as STI may reasonably require as to the income, deductions, Losses and Credits of any SSI Member for such year in order to permit STI to properly prepare the consolidated federal income tax return of the STI Group for that year. Within forty-five (45) days thereafter, but in no event less than fifteen (15) days prior to the filing of the consolidated federal income tax return of the STI Group, STI shall deliver to SSI calculations showing the amount that SSI is required to pay to STI, or the amount that STI is required to pay to SSI, pursuant to the terms of this
Section 3. All such calculations shall be made on the basis of the facts shown on the consolidated federal income tax return of the STI Group required to be filed with respect to such year, absent mathematical miscalculation. Unless SSI disagrees with said calculations in writing within fifteen (15) days after receipt of said calculations, the amount so determined by STI shall be payable as provided in Section 3 (b) or Section 3 (c) hereof. If SSI disagrees with STI's calculations as hereinabove provided and STI and SSI cannot agree as to the proper amount due within a reasonable time (but in no event more than thirty
(30) days after SSI notifies STI of its disagreement), STI's calculations shall be delivered to the STI Group Accountants (or if SSI objects to the STI Group Accountants, to another "Big Six" public accounting firm mutually agreed to by STI and SSI), together with a statement of the basis of the disagreement, and the determination of said STI Group Accountants (or such other accounting firm) shall control for purposes of determining the payments provided for in this section 3(e). The fees and expenses charged by the STI Group Accountants (or such other accounting firm) shall be borne equally between STI and SSI.

          (f) Payment.  Not later than (i) the Federal Income Tax Return Due
              -------
Date for any taxable year for which SSI may be required to make payments pursuant to Section 3 (b) hereof or for which SSI may be entitled to receive payments pursuant to Section 3(c) or Section 3 (d) hereof, or (ii) five (5) days after the STI Group Accountants (or such other accounting firm) makes a determination as provided in Section 3(e) hereof with respect to such taxable year, SSI shall pay to STI or STI shall pay to SSI, whichever is required, the amount determined to be payable under this Section 3 with respect to such taxable year, together with interest thereon from the Federal Income Tax Due Date to the date such amount is actually paid at the Applicable Interest Rate.

          (g) Allocation of Income in the Year Including the Deconsolidation
              --------------------------------------------------------------
Date.   The income, deductions, Losses, and Credits of SSI Members for the
----
period ending on the Deconsolidation Date shall be included in the consolidated federal income tax return of the STI Group and the provisions of this Section 3 generally applicable to STI and SSI shall apply with respect to such period. Unless otherwise agreed between the parties hereto, the income, deductions, Losses, and Credits of the SSI Group for the taxable period ending on the Deconsolidation Date shall be computed on the basis of actual results from operations during such period.

          (h) The SSI Member Estimated Federal Income Tax Liability.  The SSI
              -----------------------------------------------------
Member Tax Liability and the Separate STI Member Tax Liability shall not be less than zero. In determining the extent to which Losses or Credits of an SSI Member are used to reduce tax liability of a Separate STI Member (i.e., the
                                                                  ----
extent to which an SSI Member is reimbursed for such Losses or Credits), the Losses or Credits of each member of the STI Group shall be applied on a proportionate basis.

     4.   Certain Obligations of STI and SSI Following a Public Offering.
          --------------------------------------------------------------

          (a)  Application of Carryovers and Adjustments by SSI in the Event an
               ----------------------------------------------------------------
SSI Member Leaves the STI Group. In the event that an SSI Member ceases in any
-------------------------------
taxable year to be a member of the STI Group, STI will undertake reasonable efforts for such taxable year and all taxable years thereafter to notify SSI of
(A) any carryover of any Losses or Credits that could be partially or totally attributed to and carried over by the SSI Member pursuant to Section 1.1502-79 of the Regulations and (B) any subsequent adjustment that could affect any such item.

          (b)  Carryback from an SSI Group Separate Return Year to an STI Group
               ----------------------------------------------------------------
Consolidated Year.  Unless STI in its sole and absolute discretion consents
-----------------
thereto, or unless specifically required by law, no SSI Member shall carry back any Losses or Credits accruing after the Deconsolidation Date to a taxable period ending on or before the Deconsolidation Date, and the SSI Members shall make any elections and take all such action necessary to avoid any such carryback. Even if a carryback is required by law, STI shall make no payment to SSI and SSI shall be entitled to no refund to the extent that the use of such carryback prevented STI or an STI Member from using a Credit or Loss which it would otherwise use in the year or years to which the SSI Credit or Loss is carried back. In the event that a carryback is not required by law, and STI, in its sole and absolute discretion, consents to such a carryback, then STI's sole obligation shall be to make reasonable efforts to prepare and file an amended return based on information supplied to STI by SSI and, in the event of the collection of any refund as a result thereof, to pay to SSI the amount thereof (including interest received thereon) attributable to the carryback of such Losses and Credits. As a condition precedent to any such action by STI, SSI shall agree to indemnify and hold STI harmless with respect to all costs and expenses incurred in connection therewith and the full amount of any increase in the STI Group Federal Tax Liability, including interest and penalties, arising as a result of such amended return.

     5.   Recomputations and Adjustments.
          ------------------------------

          (a)  General Rule Regarding Adjustments of SSI Member Tax Liability
               --------------------------------------------------------------
and STI Member Tax Liability. If any item of income, Loss, expense or Credit
----------------------------
that enters into computation of the SSI Member Tax Liability or the STI Member Tax Liability is changed or adjusted by the Internal Revenue Service and such change is finally determined (including as the result of any administrative settlement with the Internal Revenue Service or any settlement of judicial proceedings), then each of the parties hereto shall make such payments (which payments shall include interest at the Applicable Interest Rate and a reimbursement on an after-tax basis for any penalties incurred) to the other party hereto as may be necessary to ensure that each party hereto has made the correct net payments hereunder, determined as if such change or adjustment had been taken into account by the parties in computing their original obligations to each other under Section 3 hereof.

          (b)  Procedures Governing Recomputations.  STI shall calculate the
               -----------------------------------
amount of any payment to be made pursuant to Section 5 (a) and shall deliver a copy of such calculations to SSI within sixty (60) days after the change or adjustment referred to in such Section is finally determined. Unless SSI disagrees with STI's calculations as hereinbelow provided (and such disagreement must be limited to the mathematical correctness of the computation unless STI has failed to follow the procedures of Section 7 below), the amount so determined by STI shall be payable within fifteen (15) days after said calculations are delivered to SSI. If SSI disagrees with STI's calculations in writing within fifteen (15) days after its receipt thereof and if STI and SSI cannot agree as to the proper amount due within a reasonable time (but in any event not more than thirty (30) days after SSI notifies STI of its disagreement), STI's calculations shall be delivered to the STI Group Accountants (or if SSI objects thereto, to another "Big Six" public accounting firm mutually agreed to by STI and SSI), and the determination by said STI Group Accountants (or such other accounting firm) shall control for purposes of this section 5 (b). The amount so determined (including interest at the Applicable Interest Rate through the date of payment) shall be payable within five (5) days after the STI Group Accountants (or such other accounting firm) has made its determination. The fees and expenses charged by the STI Group Accountants (or such other accounting firm) shall be borne equally between STI and SSI.

     6.   Recapitalization of SSI Subsidiaries Prior to Deconsolidation
          -------------------------------------------------------------
Date. Prior to the Deconsolidation Date, SSI shall recapitalize the SSI Subsidiaries so as to eliminate any "excess loss accounts" of the SSI Subsidiaries that otherwise would exist on the Deconsolidation Date. In the event that SSI fails to perform its obligation under this Section 6 and the STI Group realizes taxable income as the result of the existence of such "excess loss accounts" on the Deconsolidation Date, such income shall be treated for purposes of Section 3 as taxable income of the SSI Group for the taxable year period ending on the Deconsolidation Date.

     7.   Appointment As Agent; Audits; Contests.
          --------------------------------------

          (a)  Appointment As Agent.  SSI, for itself and all SSI Subsidiaries,
               --------------------
hereby irrevocably designates STI as its agent for the purpose of taking any and all actions necessary or incidental to the payment of estimated tax and the filing of consolidated federal and state income tax returns for any periods during which any SSI Member is includable in the STI Group.

          (b)  STI Control of Audits - General Rule.  STI shall have the sole
               ------------------------------------
right to control all audits, proceedings, and disputes relating to any consolidated return of the STI Group or any other tax liability if no payment from any SSI Member would be required if such audit, proceedings, or dispute were resolved adversely, and if such resolution would not have a material adverse effect on a SSI Member for periods after the Deconsolidation Date.

          (c)  Audits Involving Potential Material Adverse Effect on SSI. If the
               ---------------------------------------------------------
resolution of an audit, proceeding or dispute relating to a Pre-Deconsolidation Period would result in requiring a payment from an SSI Member or have a material adverse effect on an SSI Member, STI shall keep SSI fully informed of the status of the matter, shall consult with SSI, and shall not settle such matter without SSI's written consent, which consent shall not be unreasonably withheld. If SSI fails to provide STI with its written consent within fifteen (15) days of a written request from STI, STI and SSI shall immediately submit the matter to a "Big Six" public accounting firm mutually agreed to by STI and SSI (the "Referee") which shall within thirty (30) days of such submission examine the entire settlement and determine whether the SSI Group has been treated unfairly in the settlement as compared with other members of the STI Group. If the Referee finds that the settlement does not treat the SSI Group unfairly, STI shall not be required to make any payment to SSI as a result of such settlement (whether STI agrees to such settlement before or after the Referee renders its determination). If the Referee finds that the settlement treats the SSI Group unfairly, STI shall either renegotiate the settlement or litigate the matter with the taxing authorities or pay to SSI such amount as the Referee may determine. The fees and expenses charged by the Referee shall be borne equally between STI and SSI.

          (d)  Expenses; Cooperation.  As between STI and SSI, SSI will bear all
               ---------------------
professional fees and expenses associated with the defense or prosecution of any proposed income tax deficiencies, adjustments or refund claims referred to in
Section 7 (c) above. Subject to the foregoing, STI and SSI (for itself and the other SSI Members) each agree to fully cooperate, each at its own cost, in connection with the resolution of any tax audits, proceedings or disputes relating to any periods prior to or including the period ending on the Deconsolidation Date. Each party shall provide the other with such documents as the other may request and make available personnel familiar with the item which is the subject of such audit, proceeding or dispute.

     8.   General Indemnification.  STI shall pay and shall indemnify SSI
          -----------------------
against (a) any liability to the United States for penalties, additions to tax, and/or interest with respect thereto, and (b) any other cost (including, but not limited to, reasonable costs of litigation incurred with respect to the foregoing), (herein collectively an "imposition"), excluding (except as specifically contemplated under Section 5(b) or Section 7(d) above) any Imposition that (i) is attributable to the realization of income by, or the allowability of any deduction or Credit to, any SSI Member or (ii) results from an act or omission of any SSI Member. Similarly (except as specifically contemplated under Section 7 (d) above), SSI shall pay and indemnify STI against any Imposition to the extent such Imposition (i) is attributable to the realization of income by, or the allowability of any deduction or credit to, any STI Member or (ii) results from an act or omission of any STI Member.

     9.   Other Federal, State, Local and Foreign Tax Liabilities.
          -------------------------------------------------------

          (a)  Except (i) for federal income taxes and (ii) as set forth in
Section 9 (b) hereof with respect to any Combined Tax, as between the SSI Group and STI or any member of the Separate STI Group, SSI assumes responsibility and liability for all taxes of any kind whatsoever, including interest and penalties relating thereto, imposed by any governmental authority with respect to the income, property, employees, or activities of any SSI Member (including without limitation, state, local, and foreign income and excise taxes, payroll taxes, sales and use taxes, and employee withholding taxes relating to the business of any SSI Member). Subject to Section 2 (c) above, STI assumes responsibility and liability for all taxes of any kind whatsoever, including interest and penalties relating thereto, imposed by any governmental authority with respect to the income, property, employees, or activities of STI and other members of the Separate STI Group (including without limitation, state, local, and foreign income and excise taxes, payroll taxes, sales and use taxes, and employee withholding taxes relating to the business of STI and the other members of the Separate STI Group).

          (b)  Combined Taxes.  The principles underlying the rights and
               --------------
obligations of STI and SSI in respect of federal income taxes, including those contained in Sections 3, 4, and 5 hereof, shall be applied in determining required payments to and from SSI in respect of any Combined Tax, and STI and SSI each shall make such payments to the other party in respect of Combined Taxes as is required as a result of the application of such principles. All of the procedural and timing requirements of this Agreement applicable to federal income tax shall be equally applicable to any Combined Tax, with appropriate adjustments thereto to reflect the differences, if any, in corresponding provisions of the applicable income tax code, law or statute governing any such combined Tax and any administrative provisions relating thereto.

     10.  Term of Agreement.  This Agreement shall  be effective as of the date
          -----------------
hereof and shall terminate when all payments and obligations hereunder have been made or satisfied. This Agreement shall not be terminable prior to such date without the prior written consent of both parties hereto.

     11.  Miscellaneous Provisions.
          ------------------------

          (a)  Entire Understanding.  This Agreement constitutes the entire
               --------------------
understanding of the parties hereto with respect to the matters addressed herein, and this Agreement supersedes all prior understandings and agreements, whether oral written, or implied, relating to the matters addressed herein.

          (b)  Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
shall inure to the benefit of the parties hereto and their respect successors and assigns.

          (c)  Notices.  Any and all notices provided for hereunder shall be in
               -------
writing and hand delivered or sent by first class, registered or certified mail, postage prepaid, return receipt requested, to the following addresses (or such other address for a named party as shall have been given by such party to the other named party from time to time in the manner set forth in this Section 11
(c)):

               (i)    If to STI:

                      Attention:   Seagate Technology, Inc.
                                   920 Disc Drive
                                   Scotts Valley, CA  95066
                      cc:          Tax Director

               (ii)   If to SSI    Seagate Software, Inc.
                                   920 Disc Drive
                                   Scotts Valley,  CA  95066
                      cc:          Vice President and Assistant Treasurer

          (d)  Amendments; Waiver.  No provisions of this Agreement may be
               ------------------
amended, waived, modified, extended, or discharged unless such amendment, waiver, modification, extension or discharge is agreed to in writing by the parties hereto. No waiver by any party hereto of the other party's breach of or failure to comply with any condition or provision of this Agreement to be performed by such other party shall operate as a waiver of or estoppel with respect to any subsequent or other breach or failure to comply.

          (e)  Severability.  If any part of any provision of this Agreement
               ------------
shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, and such invalidity or unenforceability shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

          (f)  Applicable Law.  This Agreement and the rights and obligations of
               --------------
the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of California, exclusive of the choice-of-law rules thereunder.

          (g)  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (h)  Payments.  All payments required to be made under this Agreement
               --------
shall be made in clearing house funds or by certified check, unless otherwise consented to (in its sole and absolute discretion) by the party entitled to receive such payment.

          (i)  Captions.  The captions of the Sections of this Agreement are
               --------
inserted for convenience only and shall not constitute a part hereof.

          (j)  Further Assurances.  The parties hereto shall execute and deliver
               ------------------
such further instruments and do such further acts and things (including, without limitation, by causing their respective subsidiaries to execute and deliver such instruments and to do such acts and things) as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

          (k)  Inter-Company Services Agreement.  The parties hereto acknowledge
               --------------------------------
that STI and SSI will enter into an Intercompany Services Agreement pursuant to which STI will perform various administrative functions for SSI. In the event that the STI tax department is performing services for SSI pursuant to such Agreement and SSI does not maintain a separate tax department, the parties contemplate that the STI tax department, as the agent for SSI, will take the actions provided for under this Agreement by SSI. Notwithstanding the foregoing, no action or omission by the STI tax department to take any action in such capacity as agent for SSI shall relieve SSI of its responsibilities or otherwise limit its liability hereunder to STI in the absence of gross negligence, willful misconduct, or actual fraud on the part of the STI tax department.

          (l)  Retroactive Application of Agreement. The parties hereto
               ------------------------------------
acknowledge that certain SSI members of the SSI Group may be successor corporations or merged corporations that existed prior to (or their predecessors existed prior to) the effective date of this Agreement and the Restructuring and Contribution Agreement. Such corporations may also have been owned directly or indirectly by STI prior to the effective date of this Agreement and the Restructuring and Contribution Agreement. The parties hereto further acknowledge and agree that the provisions of this Agreement or any relevant portion thereof reflect the intent of the parties or their predecessors as of the date each SSI Member or its predecessor(s) was acquired directly or indirectly by STI and such Agreement or any relevant portion thereof shall apply retroactively to each SSI Member or its predecessor(s) for all taxable years or portions thereof that such SSI Member or its predecessor(s) was owned directly or indirectly by STI or SSI. The parties hereto agree that, for any reporting period designated by either party, the STI tax department shall determine on or before June 30, 1997, the amount of any payments due to or from either party or its predecessor(s) in accordance with Section 3 of the Agreement, as modified by mutual agreement of the parties in order to record such amounts for financial statement purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

                           SEAGATE TECHNOLOGY, INC.

                           By:  /s/ Donald L. Waite
                                ------------------------------------
                                   Donald L. Waite

                           Title:  Executive Vice President, Chief
                                   Administrative Officer and Chief
                                   Financial Officer


                           SEAGATE SOFTWARE, INC.


                           By:  /s/ Ellen E. Chamberlain
                                ------------------------------------
                                   Ellen E. Chamberlain

                           Title:  Vice President and Assistant
                                   Treasurer